Exhibit 99.1


    American States Water Company Announces Earnings for the Three and Twelve Months Ended December 31, 2006


    SAN DIMAS, Calif.--(BUSINESS WIRE)--March 15, 2007--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $1.34 and $1.33 per share, respectively, for the twelve months ended December 31, 2006, as compared to basic and fully diluted earnings of $1.58 and $1.57 per share, respectively, for the same period ended December 31, 2005. Basic and fully diluted earnings were both $0.31 per share for the three months ended December 31, 2006, as compared to basic and fully diluted earnings of $0.30 per share for the same quarter ended December 31, 2005.

    Full Year 2006 Results

    Net income for the twelve months ended December 31, 2006 decreased by 13.8% to $23.1 million compared to $26.8 million for the same period in 2005.

    Significant items impacting the comparability in the results of the two periods include:

    -- The recording of a pretax unrealized loss of $7.1 million, or $0.24 per share, on purchased power contracts in 2006 due to decreasing forward energy prices versus a pretax unrealized gain of $5.4 million, or $0.19 per share on purchased power contracts in 2005, a negative change of $0.43 per share from 2005 to 2006;

    -- A favorable decision issued by the California Public Utilities Commission ("CPUC") on July 21, 2005 allowing recovery of the Aerojet memorandum account added about $4.3 million to net income in July 2005 or approximately $0.25 per share to earnings in 2005;

    -- The recognition of approximately $2.3 million (or $0.08 per share) of water rights lease revenues in 2006, representing revenues for 2004 and 2005 pursuant to a favorable decision issued by the CPUC on April 13, 2006. Prior to that decision, any lease revenues that our subsidiary, Golden State Water Company ("GSWC"), collected from the City of Folsom in 2004 and 2005 were included in a regulatory liability account with no amounts recognized as revenues, pending the outcome of the April 2006 CPUC decision;

    -- A recovery of $4.3 million (or $0.15 per share) in previously incurred supply costs in 2005, reflecting the CPUC's approvals in authorizing GSWC to recover supply costs incurred but not covered in rates in years prior to 2005.

    The table below adjusts reported earnings per share for 2006 and 2005 to remove the effects of the above items:

                                                       2006      2005
                                                      ------    ------
Diluted EPS as reported                               $1.33     $1.57
Adjusted by:
   Unrealized loss (gain) on purchased power
    contracts                                          0.24     (0.19)
   Favorable CPUC decision on Aerojet litigation          -     (0.25)
   Water rights lease revenues for prior years        (0.08)        -
   Supply costs recovery for prior years                  -     (0.15)
                                                      ------    ------
Diluted EPS after adjusting these four items:         $1.49     $0.98
                                                      ======    ======

    Eliminating the effects of these items discussed above, basic and diluted earnings per share for 2006 would have increased by $0.51 per share as compared to 2005.

    Unrealized gains and losses on purchased power contracts

    Unrealized gains and losses on purchased power contracts have been impacting GSWC's earnings since 2002 when GSWC entered into certain purchase power contracts with Pinnacle West Capital Corporation ("PWCC"). These contracts qualified as derivative instruments under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As previously discussed, GSWC has reported an unrealized loss of $7.1 million for 2006 and an unrealized gain of $5.4 million for 2005. The unrealized gains and losses are incurred only by GSWC's Bear Valley Electric division ("BVE"). BVE's operating revenues for the twelve months ended December 31, 2006 were $29.3 million, which was 10.9% of consolidated operating revenues of $268.6 million.

    Most of the electric energy sold by GSWC to customers in its Bear Valley Electric customer service area is purchased from others. In 2001 during the California energy crisis, GSWC entered into a block forward purchase contract with Mirant Americas Energy Marketing, LLP ("Mirant Marketing") for 15 MWs of electric energy at a price of $95 per MWh beginning April 1, 2001 through December 31, 2006 to stabilize purchased energy costs for the electric division. The contract with Mirant Marketing had physical delivery requirements and hence did not require derivative accounting treatment. In order to take advantage of lower energy prices in 2002, GSWC entered into blend and extend purchase power contracts with PWCC, effective November 2002 and expiring on December 31, 2008.

    Under the PWCC agreements, GSWC exchanged the 15 MWs at $95 per MWh (per the Mirant Marketing contract) with PWCC at $74.65 per MWh. As a result, GSWC paid a net of $74.65 for each MWh of power. Settlement of the PWCC contracts occurred on a net or cash basis through 2006 (when contracts with Mirant Marketing were in place) and occur by physical delivery through 2008. Because the PWCC contracts required only the exchange of cash and no physical delivery through 2006, they qualify as an embedded financing transaction and are subject to SFAS No. 133. This accounting standard requires companies to record derivatives on the balance sheet as assets and liabilities, and to measure those instruments at their fair value at the end of each recording period.

    On a monthly basis, the related asset or liability of the PWCC contracts is adjusted to reflect the fair market value of the derivative at the end of the month based on then forward energy prices and the quantities to be purchased from PWCC during the remaining term of the contract. The forward market prices used to determine the fair value for this derivative instrument were estimated based on independent sources such as broker quotes and publications. An increase in forward energy prices will result in the recognition of an unrealized gain on the income statement for the remaining amounts to be purchased under the PWCC contract, while a decrease in energy prices results in the recognition of unrealized losses on the PWCC contracts. GSWC has recognized these contracts at fair market value on its balance sheets, resulting in an unrealized loss of $3.7 million at December 31, 2006 compared to an unrealized gain of $3.4 million at December 31, 2005. The current year change in these balances of $7.1 million increased the 2006 energy supply expenses and negatively impacted the year's earnings by $0.24 per share. The current unrealized loss of $3.7 million will be reversed through earnings by the end of the contract in 2008.

    The purpose of our derivative contract is to stabilize our purchased power costs. The power purchased under the derivative contract is only used to service our electric customers' demand and the Company does not engage in trading activities of purchased power. Although the unrealized gains and losses result in significant fluctuations to our income statement, it has no effect on our cash flows. When analyzing the financial performance of the Company, we exclude the effect of derivative gains or losses as they are not reflective of our day-to-day operations. The derivative gains and losses are reflective of changes in electricity costs that are outside of management's control.

    Other items impacting the two years' comparability

    Total operating revenues of $268.6 million for the twelve months of 2006 increased by 12.8% compared to revenues of $238.1 million recorded in the same period of 2005. Of the total revenues, water revenues increased by 6.7% due to rate increases approved by the CPUC and higher consumption in 2006 resulting from weather changes. Electric revenues increased by 7.5% reflecting a 7.0% increase in usage. Additional increases in operating revenues were from the recording by GSWC of water rights lease revenues for prior years from the City of Folsom as discussed above and the on-going Folsom lease revenues in 2006.

    In addition, revenues and expenses are also impacted by the amount of military privatization activities performed by American States Utility Services, Inc. ("ASUS"), through its wholly-owned subsidiaries. ASUS has entered into agreements with the U.S. Government to operate and maintain the water and wastewater systems at various military bases pursuant to 50-year fixed price contracts, subject to periodic price re-determination. During 2006, ASUS began the operation and maintenance of water and wastewater systems at military bases located in Maryland and Virginia. Under these contracts, ASUS performs various activities including the following:
(1) construction projects on the existing water and wastewater infrastructures as the general contractor for which revenues and expenses are recognized on the percentage-of-completion method of accounting, and (2) operation and maintenance of the systems for which a fixed monthly fee is earned as the services are performed.

    For the twelve months ended December 31, 2006, contract revenues of approximately $10.2 million were generated from the Company's management of construction projects at various military bases, as compared to $1.8 million in 2005. Construction costs associated with this revenue were reflected as construction expenses under operating expenses. There was also $3.8 million of additional revenue from operating and maintaining the water and wastewater systems at these military bases pursuant to new contracts with the U.S. Government.

    Total operating expenses for the twelve months of 2006 increased to $212.0 million as compared to the $176.1 million recorded for the same period in 2005, reflecting: (i) the recovery of $4.3 million to supply costs in 2005 as discussed; (ii) an unrealized loss on purchased power contracts in 2006 compared to a gain in 2005 as discussed, the net effect of which increased unrealized expenses by $12.5 million; (iii) higher operating expenses due primarily to the commencement of operation of the water and wastewater systems at new military bases; (iv) increases in administrative and general expenses reflecting higher expenses at new military bases, higher wages, increases in pension and benefit expenses, and increases in stock-based compensation expense; (v) an increase in required maintenance and treatment on GSWC's wells and water supply sources;
(vi) increased construction activities at various military bases;
(vii) increased depreciation and amortization expense reflecting additions to utility plant in 2005 which began depreciating in 2006;
(viii) an increase in property taxes and payroll taxes; and (ix) a net pre-tax gain of $258,000 on the sale of GSWC's property in 2006 versus a net pre-tax gain of $760,000 on a settlement reached between our Chaparral City Water Company subsidiary with the Fountain Hills Sanitary District in early 2005.

    Interest expense increased by 44.1% to $21.1 million reflecting primarily the approval from the CPUC in July of 2005 of the recovery of previously incurred and expensed interest costs totaling $5.1 million for the Aerojet litigation memorandum account. There was also $40 million of additional debt issued in October 2005 which increased interest expense, offset partially by a decrease in the amount of short-term debt.

    Interest income increased to $2.8 million due primarily to interest accrued on the uncollected balance of the Aerojet memorandum account and interest income related to a tax refund received in May 2006.

    In 2006, $459,000 was recorded to other income as a result of the Company's ownership interest in an equity, non-operating investment.

    Income tax expense decreased by 27.9% to $15.7 million compared to $21.7 million in 2005 as a result of a decrease in pre-tax income, flow-through adjustments in accordance with regulatory requirements, and a $400,000 tax benefit relating to a $3.0 million tax refund claim.

    Fourth Quarter 2006 Results

    Net income for the fourth quarter ended December 31, 2006 increased by 6.1% to $5.3 million compared to $5.0 million for the same period in 2005.

    Total operating revenues were $66.3 million for the fourth quarter of 2006, an increase of 11.1% compared to revenues of $59.7 million recorded in the same quarter of 2005. The increase reflects: (i) water rate increases as authorized and a slight increase in consumption;
(ii) additional revenues generated from the construction and operation of water and wastewater systems at various military bases; and (iii) revenues recorded as a result of a decision issued by the CPUC on April 13, 2006 that enabled GSWC to record ongoing water rights lease revenues received from the City of Folsom as income.

    Total operating expenses increased by 14.3% to $52.9 million for the fourth quarter of 2006 compared to $46.3 million for the same period in 2005. The increased operating expenses were the result of:
(i) an increase in supply costs due primarily to the recording of a reduction to this category of expense in 2005 based on a CPUC's decision authorizing the recovery of supply costs incurred in 2001 to 2003; (ii) an increase in other operating expenses primarily from the operation of water and wastewater systems at military bases in Maryland and Virginia; (iii) increased construction expenses associated with capital projects at various military bases; (iv) an increase in depreciation and amortization expense reflecting additions to utility plant, and (v) an increase in property and payroll taxes. These increases were partially offset by a decrease in the unrealized loss on purchased power contracts for the fourth quarter of 2006, a decrease in administrative and general expenses, and by the recording of a gain on the sale of non-operating property during the fourth quarter of 2006.

    Interest expense decreased by $231,000 for the fourth quarter of 2006 compared to the same quarter in 2005 reflecting the recording of a full year of a patronage refund in 2006 from the $40 million long-term debt issued in October 2005.

    In the fourth quarter of 2006, $459,000 was recorded to other income as a result of the Company's ownership interest in an equity, non-operating investment.

    Income tax expense increased by 7.0% to $3.6 million for the fourth quarter of 2006 compared to $3.4 million for the same period in 2005 due to an increase in pretax income.

    Other -- Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    Fourth Quarter and year-end 2006 Earnings Release Conference Call -- The Company will host a conference call today, March 15, 2007, 11:00 a.m. Pacific Time ("PT"), during which management will be making a brief presentation focusing on the Company's year-end 2006 results, strategies, and operating trends.

    Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, March 15, 2007 at 3:00 p.m. PT and will run through Thursday, March 22, 2007. The dial-in number for the audio replay is 800-642-1687, Confirmation ID# 2028658.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California, approximately 254,000 customers, and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of San Bernardino County, California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems at six military installations within the United States.

                    American States Water Company
                             Consolidated


Comparative Condensed Balance Sheets     December 31,    December 31,
(in thousands)                                2006            2005
                                         -------------   -------------
                                                  (Unaudited)
Assets
Utility Plant-Net                        $    750,601    $    713,225
Other Property and Investments                 21,591          21,581
Current Assets                                 64,436          66,708
Regulatory and Other Assets                   100,327          71,621
--------------------------------------   -------------   -------------
                                         $    936,955    $    873,135
--------------------------------------   -------------   -------------
Capitalization and Liabilities
Capitalization                           $    551,567    $    532,499
Current Liabilities                            85,903          75,245
Other Credits                                 299,485         265,391
--------------------------------------   -------------   -------------
                                         $    936,955    $    873,135
--------------------------------------   -------------   -------------


Condensed Statements of Income
(in thousands, except per      Three months ended  Twelve months ended
 share amounts)                   December 31,        December 31,
------------------------------ ------------------  -------------------
                                 2006      2005      2006      2005
                               --------- --------  --------- ---------
                                  (Unaudited)          (Unaudited)
Operating Revenues             $ 66,303  $59,687   $268,629  $238,128
                               --------- --------  --------- ---------

Operating Expenses:
Supply Costs                   $ 17,107  $12,237   $ 76,229  $ 71,945
Unrealized loss (gain) on
 purchase power contracts         1,185    2,048      7,071    (5,445)
Other operating expenses          6,870    6,065     24,134    21,202
Administrative and general
 expenses                        12,475   12,793     47,110    45,255
Maintenance                       3,141    3,205     12,254    10,727
Construction expenses             3,192    1,770      9,024     1,770
Depreciation and amortization     6,546    5,839     26,272    21,962
Property and other taxes          2,513    2,301     10,187     9,412
Net gain on sale of property       (134)       0       (258)        0
Gain on settlement for removal
 of wells                             0        0          0      (760)
                               --------- --------  --------- ---------
               Total operating
                expenses       $ 52,895  $46,258   $212,023  $176,068

Operating income               $ 13,408  $13,429   $ 56,606  $ 62,060

Interest expense                 (5,085)  (5,316)   (21,121)  (14,657)
Interest income                     178      303      2,818     1,103
Other                               459        0        459         0
                               --------- --------  --------- ---------
Income From Operations Before
 Income Tax Expenses           $  8,960  $ 8,416   $ 38,762  $ 48,506

Income tax expense                3,620    3,383     15,681    21,740

------------------------------ --------- --------  --------- ---------
Net Income                     $  5,340  $ 5,033   $ 23,081  $ 26,766
------------------------------ --------- --------  --------- ---------

Weighted Average Shares
 Outstanding                     17,041   16,792     16,934    16,778
------------------------------ --------- --------  --------- ---------
Earnings Per Common Share      $   0.31  $  0.30   $   1.34  $   1.58
------------------------------ --------- --------  --------- ---------
Weighted Average Diluted
 Shares                          17,221   16,832     17,101    16,809
------------------------------ --------- --------  --------- ---------
Earnings Per Diluted Share     $   0.31  $  0.30   $   1.33  $   1.57
------------------------------ --------- --------  --------- ---------
Dividends Declared Per Common
 Share                         $  0.235  $ 0.225   $   0.91  $   0.90
------------------------------ --------- --------  --------- ---------


    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             909-394-3600, ext. 647